Exhibit 99.1

April 24, 2018

Level One Bancorp, Inc. Announces Closing of Initial Public Offering

FARMINGTON HILLS, MICH. – Level One Bancorp, Inc. (Nasdaq: LEVL) (“Level One”) announced today that it has completed its previously announced initial public offering.  In the offering, Level One sold 1,150,765 shares, including 180,000 shares of common stock pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at an initial public offering price of $28.00 per share, resulting in net proceeds to Level One, after deducting underwriting discounts and commissions and estimated offering expenses, of $28.9 million. The selling shareholders sold an additional 229,235 shares of common stock in the offering at the initial public offering price.  Level One did not receive any proceeds from the sale of shares of common stock sold by the selling shareholders in the offering.  The shares began trading on the Nasdaq Global Select Market on Friday, April 20, 2018, under the symbol “LEVL.”

Raymond James & Associates, Inc. and Keefe, Bruyette & Woods, Inc. acted as joint book-running managers and Piper Jaffray & Co. acted as co-manager for the offering.  A copy of the final prospectus related to the offering can be obtained by contacting: (i) Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716 or by calling (800)-248-8863; or (ii) Keefe, Bruyette & Woods, Inc., 787 Seventh Ave., 4th Floor, New York, NY 10019, Attention: Equity Capital Markets or by calling (800) 966-1559.

A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Level One

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.3 billion as of December 31, 2017.  Level One Bank provides a complete menu of products, including commercial mortgages, commercial and industrial loans with lines of credit, term loans and owner occupied mortgages to small businesses, loans under the U.S. Small Business Administration lending program, residential real estate loans, construction and land development loans, and consumer loans including home equity loans, automobile loans and credit card services. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur.

Contact:

David Walker

Executive Vice President and Chief Financial Officer

(248) 737-0300

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